Exhibit 11.01

CODE OF CONDUCT
3RD EDITION

FOREWORD


This Code of Conduct is of vital importance to the future of Aracruz and of all those who work for the company. It enshrines a wide range of principles, norms and procedures observed throughout the company's existence.

Understanding and exercising the principle of citizenship on the part of every employee and of the company is at the core of this document. Aracruz is a responsible company, fulfilling its social and economic role as a generator of wealth and as a contributor to the development and general welfare of its employees, the communities in which it operates and of Brazil.

We operate successfully in highly competitive markets in Brazil and abroad, which requires a continual improvement in our managerial and technological standards. Unimpeachable ethical standards are equally necessary in every aspect of our business.

This Code of Conduct outlines our understanding of basic ethical procedure. Its daily observance, by each one of us, will consolidate and enhance the company's existing reputation.




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Exhibit 11.01



BOARD OF DIRECTORS

                               TABLE OF CONTENTS

1. Basic Principles

2. Corporate Conduct

       2.1 Relationship with employees
       2.2 Relationship with customers
       2.3 Relationship with suppliers and service providers
       2.4 Relationship with shareholders
       2.5 Relationship with the community and social responsibilities
       2.6 Environment
       2.7 Business conduct and legal responsibility
       2.8 Communication and advertising
       2.9 Political activities and contributions
       2.10 Accounting practices


3. Management and Employees' Conduct

       3.1 General procedures
       3.2 Dealing in Aracruz shares

Declaration of Commitment




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Exhibit 11.01



1. BASIC PRINCIPLES

The ethical values governing the corporate conduct of Aracruz and its subsidiaries are based on respect for life and liberty and derive from the assumption that every individual in the organization is fully responsible for his/her acts and personal and professional growth.

Aracruz is committed to always acting in a correct and transparent manner with its employees, clients, investors, suppliers and service providers; to be fair in its dealings with competitors, and to exercise its social function in a responsible way.

Aracruz expects similar conduct from its employees, suppliers and service providers, who are expected to observe this code, applicable to the company, its subsidiaries and all its managers, employees, suppliers and service providers. Aracruz's managers comprise its directors and officers.

This code is part of the employment contract as well as of the contracts with suppliers and service providers.

Employees and main suppliers and service providers should sign the Declaration of Commitment, confirming their awareness, agreement and adherence to this document.


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Exhibit 11.01


2. CORPORATE CONDUCT

2.1 RELATIONSHIP WITH EMPLOYEES

Aracruz understands that each employee retains the principal responsibility for his/her own personal and professional development, for work safety and for the safety of his/her colleagues.

Aracruz will enable this individual responsibility to be exercised, paying due attention to the prevention of accidents, providing a healthy work environment, with reasonable quality of life, and endeavoring to support the professional and personal development of its employees.

The criteria for hiring and promotion shall be compliance with the basic requirements of each role. There shall be no discrimination by religious creed, philosophical or political conviction, nationality, sex, age, color, marriage status or physical handicaps.

In view of Aracruz's particular geographical characteristics, the contracting of employees' relatives may be considered, provided these are assessed and compete for work opportunities under similar conditions to other candidates. However, the employment of close relatives is not permitted in the same working area or unit. In the event of doubt, employees are required to check with Human Resources Management.

Aracruz shall maintain an open and genuine dialogue with labor unions, aiming at harmonious labor relations, consistent with the company's need for efficiency and competitiveness.



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Exhibit 11.01


2.2 RELATIONSHIP WITH CUSTOMERS

Customer support is the main factor in Aracruz's success. All customer relationships shall be conducted in proper and honest terms.

Products shall be developed according to market demands and requirements, always seeking the best quality standards and lowest production costs in the face of competition.

Customers shall be able to count on all necessary information and full technical assistance in order to achieve the necessary fitness and safety in use of products.

No gift or entertainment shall be given to customers' employees or representatives in order to influence them in their business dealings with Aracruz. Payments and benefits offered to customers' employees or their representatives are strictly prohibited.

Aracruz's expenditures with customers, when related to meals, travel, lodging or entertainment, are acceptable as long as they are justified as part of a work-related meeting or normal business courtesy and within reasonable limits that do not imply coercion or the need for reciprocation.


2.3 RELATIONSHIP WITH SUPPLIERS AND SERVICE PROVIDERS

All relationships with suppliers and service providers shall be conducted on a loyal and honest basis.

Every relationship should be long lasting, without prejudice to the principles of free initiative and fair competition.

Negotiations shall always aim at Aracruz's best interests. The selection of suppliers and service providers shall be through a tender process, aiming at the best possible response in terms of costs and quality.

There shall be a constant attempt to develop mutual understanding and improve materials, processes and services.

Aracruz's employees are strictly prevented from requesting gifts, bonuses or any other personal advantage from suppliers or service providers. Likewise, they must not accept gifts, except for small courtesies of symbolic value.


2.4 RELATIONSHIP WITH SHAREHOLDERS

The treatment of shareholders does not depend on the number of shares they own, in observance of legal requirements.

All shareholders are to receive an equal flow of information, aiming at a constant updating on Aracruz' activities.

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Exhibit 11.01


2.5 RELATIONSHIP WITH THE COMMUNITY AND SOCIAL RESPONSIBILITIES

Aracruz is conscious of its social responsibility and role as a generator of wealth in the communities in which it operates as well as for the country itself. Respect for the interests of the communities and the country shall inform all the company's decisions.


2.6 ENVIRONMENT

An ecologically balanced environment is essential for a healthy life and the survival of humanity. For Aracruz, the preservation of nature is crucial to its own existence and the development of its business.

Aracruz will work to improve the quality of life and to preserve the environment, based on the principle of sustainable development and recognizing the role of private enterprise and the influence of free, competitive markets.


2.7 BUSINESS CONDUCT AND LEGAL RESPONSIBILITY

Aracruz's business activities shall be guided by a strict observance of the law, and its administrators, employees and service providers share an equal responsibility. This responsibility includes taking the necessary steps when irregular practices are identified on the part of third parties, which may affect the reputation and interests of Aracruz.

Any transactions or business dealings in the name of Aracruz must be checked in advance for their conformity to the laws and regulations of the region where they are carried out or in which they are intended to produce results, whether in Brazil or abroad. In the event of doubt, a legal opinion should be requested.

Employees, suppliers, service providers and any other persons are prohibited from offering payments or benefits on behalf of Aracruz - whether directly or indirectly - to public servants or authorities with the purpose of obtaining illegitimate advantage or inducing breaches of instructions or norms.

Paying homage to authorities and public servants is only permitted when done in public.

Obtaining market information is legitimate and necessary to the business; however, acquiring it through illegitimate means is unacceptable.

Aracruz strictly respects the rights to industrial and intellectual property. Its employees should observe all laws and norms relating to such rights and, therefore, abstain from any type of misappropriation of research, studies, text, publications, computer programs and similar works. The same procedure is required for suppliers and service providers in their business dealings with the company.


2.8 COMMUNICATION AND ADVERTISING
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Exhibit 11.01

A continuous flow of information to the public shall be maintained, while recognizing the need to protect commercial confidentiality in the company's legitimate interests.

Communication and advertising shall comply with current legislation, professional codes and ethical constraints, being carried out with honesty, truthfulness and respect for the principles of free competition. They shall emphasize, whenever possible, the cultural values of the country and its communities.

The sponsorship of cultural or sports activities shall be carried out according to predetermined technical criteria and subject to an annual plan. It shall be integrated with marketing and corporate image-building activities, and the outcome shall always be monitored and evaluated, to ensure best results for the company.


2.9 POLITICAL ACTIVITIES AND CONTRIBUTIONS

Aracruz shall not carry out political or party political activities.

However, Aracruz may give its support to parties and/or candidates whose ideas and proposals are consistent with the company's own principles. Any and all support of this nature shall be carried out strictly in accordance with prevailing legislation.

Through its Board of Directors, Aracruz may take a public stance on issues of interest to the company.

There shall be no restrictions on employees' party political activities, although they must always act in a personal capacity and so as not to interfere with their professional responsibilities. Such activities should not be carried out within the work environment. Employees are not allowed to wear company uniforms when taking part in political activities.

2.10 ACCOUNTING PRACTICES

Accounting entries should be precise, complete and reliable. Their record shall obey the company's norms and principles, as well as all legal and fiscal requirements. Entries shall always correspond to the relevant support documentation. All operations shall be duly entered in the official ledgers and such ledgers shall be made fully available, without restrictions, to the company's financial control section and fiscal authorities. No parallel records of any nature whatsoever shall be maintained.

All payments carried out by Aracruz shall be previously authorized at the required level and entered into the ledgers, in sufficient detail to ensure that they have been carried out according to the company's norms and principles. The accounting process itself must also ensure that all expenditures are subject to prior authorization at the level defined.


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Exhibit 11.01


3. MANAGEMENT AND EMPLOYEES' CONDUCT

3.1 General procedures

Aracruz expects its managers and employees to exercise the due care and diligence that any honest person employs in their own affairs. In their private lives, Aracruz expects the conduct of its directors and employees to be honest and respectable and in conformity with the laws and ethical standards of society.

Directors and employees should:

a) refrain from misusing, for themselves or third parties, information they receive as a result of their jobs, including regarding commercial opportunities;

b) maintain the confidentiality of information to which they have access, including after their departure from the company;

c) avoid largesse at Aracruz's expense, except when expressly authorized by the Board of Directors or Executive Officers.

d) refrain from the use, for personal benefit or for third parties, of company assets, services or credits, including industrial and intellectual property rights;

e) refrain from acquiring, for any purposes, goods or rights known to be necessary to Aracruz or which the company intends to acquire;

f) respect Aracruz's industrial and intellectual property over products, processes, patents and similar rights, during all stages of the development and registration process, in conformity with existing legislation;

g) reject benefits, whether directly or indirectly offered by third parties who have or intend to have a relationship with Aracruz, including payments, loans, donations and services, which could be construed as an attempt to obtain favors by the offering party;

h) refuse gifts, presents and trips that may be construed as an attempt to obtain favors to third parties who have, or seek to have, a relationship with Aracruz;

i) avoid situations or circumstances which put them in conflict with the interests of Aracruz;

j) avoid involvement with competing companies, suppliers or customers, except for share ownership where there is no control over or influence on the management.

l) inform the Board of Directors of relatives, including through marriage, who may be managers or controllers of a competing company, supplier or customer, and refrain from participating in any business decision of Aracruz in relation to such company; and

m) refrain from any activities which may damage company interests.

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Exhibit 11.01

3.2 DEALING IN ARACRUZ SHARES

The following norms apply to dealings in Aracruz shares:

a) regarding managers and employees in general, they should:

- upon signing the share documentation, notify the company how many shares they possess;

- notify the number of shares acquired or disposed of, directly or through third parties, within a maximum of ten days after the end of the month during which the trade took place.

- confirm, at the end of the fiscal year, the number of shares in their possession and the quantity of shares acquired or disposed of during the period;

The requirements above also refer to shares belonging to spouses who are not separated, companions and dependents for the purposes of income tax.

b) regarding directors, managers, coordinators and employees with access to financial information, dealing in Aracruz shares may not be carried out during the following periods:

- from the first day of the months of March, June and September until publication of the respective financial statement or balance sheet;

- from the first of December until the date of publication of the fiscal year's financial statement and the Board of Director's report, or upon announcement that shares are available to shareholders;

- during the period between the decisions by the competent company body to increase capital stock, distribute dividends, stock bonuses or stock splits or other decisions that may affect the price of shares, and the publication of the respective official notices and announcements;

-in other periods, which may be specifically determined by the Board of Directors.

The following requirements apply to all directors, managers and employees:

They must retain the shares that they or their spouses who are not separated, companions and dependents for the purposes of income tax, possess for a minimum period of 180 days before any new trade is carried out.

Trading by directors, managers and employees during a period of less than 180 days may only be carried out in exceptional cases, after being duly authorized in writing by the Board of Directors, and always observing the above requirements.

Directors, managers, coordinators and employees cannot trade in Aracruz shares through third parties nor disclose privileged information about the company.



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Exhibit 11.01


DECLARATION OF COMMITMENT



I hereby declare that I have read and understood the

ARACRUZ CODE OF CONDUCT,

and I shall endeavor to comply with it in all my activities within the company, as well as to be diligent regarding its observance by all other persons to whom it applies.


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Place and date


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Signature


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Full name